Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  November 5, 2008

SKYWEST ANNOUNCES THIRD QUARTER 2008 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $934.1 million for the quarter ended September 30, 2008, compared to $875.6 million for the same period last year.  SkyWest also reported net income of $26.2 million or $0.45 per diluted share, for the quarter ended September 30, 2008, compared to $42.9 million of net income or $0.68 per diluted share, for the same period last year.

SkyWest also reported operating revenues of $2.75 billion for the nine months ended September 30, 2008, compared to $2.52 billion for the same period last year.  SkyWest also reported net income of $91.7 million or $1.55 per diluted share, for the nine months ended September 30, 2008, compared to $118.3 million of net income, or $1.83 per diluted share for the same period last year.

The significant items affecting SkyWest’s financial performance during the third quarter of 2008 are outlined below:

Total operating revenues for the third quarter of 2008 increased primarily as a result of increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues under contract flying arrangements.  The impact of those reimbursements was partially offset by changes in the flight schedules by our major partners resulting in block hour reductions of 7.6%, compared to the third quarter of 2007.  Block hours produced were 348,522 hours for the quarter ended September 30, 2008 compared to 376,999 hours for the same period last year.

Total operating expenses and interest per available seat mile (“ASM”) for the third quarter of 2008, excluding fuel expense of $363.7 million or $0.065 per ASM, increased approximately 6.8% to $0.094 from $0.088 for the comparable quarter of 2007, due primarily to an increase in maintenance expenses.  Maintenance expense increased $25.6 million from $101.2 million for the quarter ended September 30, 2007 to $126.8 million for the quarter ended September 30, 2008.  Approximately $13.4 million of the maintenance expense increase was due to the timing of engine maintenance events whereby SkyWest is directly reimbursed for the engine maintenance expense under its contract flying arrangements with its major partners.  Additionally, the increase in cost per ASM was the result of SkyWest incurring higher non-engine related direct maintenance costs that are due to the general aging of the fleet. Total ASMs for the third quarter of 2008 decreased 7.1% from the third quarter of 2007, primarily as the result of schedule changes by our major partners and the reduction of 9 CRJ200 aircraft from our Midwest Connect operations, both of which resulted in reduced block hour production.  During the third quarter of 2008, SkyWest generated 5.63 billion ASMs, compared to 6.06 billion ASMs during the same period of 2007.

Interest income decreased approximately $4.0 million during the quarter ended September 30, 2008, compared to the same quarter of 2007 as the result of general reductions in interest rates on short term investments.

At September 30, 2008, SkyWest’s fleet totaled 440 aircraft, consisting of 371 regional jets (231 Delta, 119 United, 12 Midwest and 9 SkyWest), 57 EMB-120 aircraft (44 United and 13 Delta) and 12 ATR-72 aircraft (all Delta).

During the quarter ended September 30, 2008, SkyWest reached an agreement with Midwest Airlines, Inc. (“Midwest”) to modify its existing Airline Services Agreement (“Midwest Agreement”) due to Midwest’s financial difficulties. SkyWest agreed to reduce the number of aircraft operating under its Midwest Agreement from 21 aircraft to 12 aircraft. As a result of modifications, SkyWest agreed to defer a portion of Midwest’s weekly payment obligations from July 1, 2008 through November 30, 2008.  The amount SkyWest agreed to defer plus certain amounts Midwest owed to SkyWest at June 30, 2008, will be payable plus interest by Midwest in four equal payments starting on August 31, 2009.  The total amount deferred through September 30, 2008 was $7.7 million. As a result of the unique modified payment terms associated with the deferred amounts, SkyWest has not recognized the revenue associated for the deferred amounts as of September 30, 2008.  Specifically, SkyWest did not recognize $4.6 million of the deferred amounts in the quarter ended September 30, 2008.

At September 30, 2008, SkyWest had approximately $729.6 million in cash and marketable securities, compared to $660.4 million as of December 31, 2007.  The increase in cash and marketable securities is net of the effect of SkyWest’s repurchase of $90.8 million of common stock since December 31, 2007.  SkyWest’s long-term debt was $1.66 billion as of September 30, 2008, compared to $1.73 billion at December 31, 2007, consistent with SkyWest’s making normal recurring debt payments.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount rate, the present value of these lease obligations was approximately $1.9 billion as of September 30, 2008.

During the first and second quarters of the year ending December 31, 2008, SkyWest repurchased 4.5 million shares of its common stock, at an average cost of $20.18 per share and a total cost of approximately $90.8 million, under stock buyback programs previously authorized by its board of directors.  As of September 30, 2008, SkyWest had authorization to repurchase up to an additional 5.5 million shares of its common stock.  SkyWest may continue to purchase shares of its outstanding stock under the authorized stock buyback program from time to time, as it deems appropriate.

SkyWest recorded stock-based compensation expense of approximately $2.9 million pretax ($1.9 million after-tax) for the quarter ended September 30, 2008.  SkyWest’s future stock-based compensation expense will be contingent upon the amount of future option or stock grants that are made by SkyWest’s Board of Directors.

Under SkyWest Airlines’ United Express and Midwest agreements, SkyWest is compensated at fixed rates attributed to mature maintenance on regional jet aircraft engines, which SkyWest records as revenue. However, consistent with the time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2007, SkyWest records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur.  As a result, the timing of maintenance events on regional jet aircraft operating under the United Express and Midwest agreements may have a significant impact on operating income.  During the third quarter of 2008, SkyWest collected and recorded as revenue approximately $7.8 million (pretax) under the United Express and Midwest agreements attributed to engine maintenance events in excess of actual engine maintenance expense for the quarter.

Previously, SkyWest announced plans to acquire 22 additional regional jet aircraft allowing for the retirement of 23 EMB-120 turboprop aircraft.  SkyWest intends to operate these additional jet aircraft under existing capacity purchase agreements for both United and Delta with 18 of the aircraft operating under its United Express operation and 4 of the aircraft operating under its Delta Connection system, with all of the aircraft being allocated to its wholly-owned subsidiary, SkyWest Airlines.  SkyWest subsequently selected Bombardier as the supplier of these regional jet aircraft with deliveries scheduled to begin in the fourth quarter of 2008 and continue through 2009.

During the quarter ended December 31, 2007, Delta Air Lines notified SkyWest, SkyWest Airlines, Inc. and Atlantic Southeast Airlines, Inc. (“ASA”) of a dispute under the Delta Connection agreements executed by Delta with SkyWest Airlines, Inc. and ASA.  The dispute relates to the allocation of liability for certain irregular operations (“IROP”) expenses that are paid by SkyWest Airlines, Inc. and ASA to their passengers under certain situations.  As a result, Delta withheld a combined total of approximately $25 million (pretax) from one of the weekly scheduled wire payments to SkyWest Airlines, Inc. and ASA during December 2007.  Delta continues to withhold a portion of the funds SkyWest believes are payable as weekly scheduled wire payments to SkyWest Airlines and ASA.  As of September 30, 2008, SkyWest has recognized a total of $32.4 million of revenue associated with funds that Delta has withheld. On February 1, 2008, SkyWest Airlines and ASA filed a lawsuit in Georgia state court disputing Delta’s treatment of the matter (the “Complaint”).  Delta filed an Answer to the Complaint and a Counterclaim against SkyWest Airlines and ASA on March 24, 2008.  Delta’s Counterclaim alleges that ASA and SkyWest Airlines breached the Delta Connection Agreements by invoicing Delta for the IROP expenses that were paid pursuant to Delta’s policies, and claims only a portion of those expenses may be invoiced to Delta.  Delta seeks unspecified damages in its Counterclaim.

On March 24, 2008, Delta also filed a Motion to Dismiss the Complaint.  A hearing on the Motion was held June 5, 2008.  In an order entered June 13, 2008, the Court granted in part and denied in part the Motion to Dismiss.  The Court denied the Motion to Dismiss with respect to the breach of contract claim contained in the Complaint.  The Court denied in part the Motion to dismiss with respect to the action for declaratory judgment contained in the Complaint, and granted in part the Motion to Dismiss to the extent the Complaint seeks to read alternative or supplemental obligations created by prior conduct into the Delta Connection Agreements.  The Court granted the Motion to Dismiss with respect to claims for estoppel, unilateral mistake, and mutual mistake contained in the Complaint.  SkyWest Airlines and ASA currently intend to vigorously pursue their claims set forth in the Complaint, to the extent permitted by the Court’s ruling on the Motion to Dismiss, and their defenses to Delta’s counterclaims.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, Inc. (“ASA”), based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 218 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,267 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2008	2007	2008	2007
Operating revenues:
Passenger	$926,193	$867,076	$2,728,922	$2,493,999
Ground handling and other	7,919	8,525	24,032	25,618
	934,112	875,601	2,752,954	2,519,617
Operating expenses:
Flying operations	564,065	487,551	1,625,830	1,368,512
Customer service	88,137	103,032	279,829	328,258
Maintenance	126,795	101,196	362,291	292,148
Depreciation and amortization	55,141	53,169	164,687	155,622
General and administrative	39,715	38,184	118,884	114,177
	873,853	783,132	2,551,521	2,258,717
Operating income	60,259	92,469	201,433	260,900
Other income (expense):
Interest income	4,627	8,674	16,398	23,915
Interest expense	(23,872)	(32,831)	(80,389)	(95,134)
Other income	—	—	6,308	—
Gain (loss) on sale of property and equipment	—	—	—	467
	(19,245)	(24,157)	(57,683)	(70,752)
Income before income taxes	41,014	68,312	143,750	190,148
Provision for income taxes	14,858	25,385	52,019	71,810
Net income	$26,156	$42,927	$91,731	$118,338

Basic earnings per share	$0.46	$0.69	$1.58	$1.87
Diluted earnings per share	$0.45	$0.68	$1.55	$1.83
Weighted average common shares:
Basic	57,027	61,942	58,139	63,344
Diluted	57,682	62,888	59,014	64,657

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine months Ended September 30,
Operating Highlights	2008	2007	% Change		2008	2007	% Change

Passengers carried	8,738,704	9,137,212	(4.4)		25,609,770	25,892,757	(1.1)
Revenue passenger miles (000)	4,435,755	4,811,282	(7.8)		13,126,547	13,497,141	(2.7)
Available seat miles (000)	5,629,121	6,059,501	(7.1)		16,925,658	17,156,421	(1.3)
Passenger load factor	78.8%	79.4%	(0.6	)pts	77.6%	78.7%	(1.1	)pts
Passenger breakeven load factor	75.7%	74.0%	1.7	pts	74.2%	73.5%	0.7	pts
Yield per revenue passenger mile	$0.209	$0.180	16.1		$0.208	$0.185	12.4
Revenue per available seat mile	$0.166	$0.145	14.5		$0.163	$0.147	10.9
Cost per available seat mile	$0.159	$0.135	17.8		$0.155	$0.137	13.1
Fuel cost per available seat mile	$0.065	$0.047	38.3		$0.060	$0.045	33.3
Average passenger trip length	508	527	(3.6)		513	521	(1.5)
Block hours	348,522	376,999	(7.6)		1,055,884	1,074,278	(1.7)
Departures	225,253	235,974	(4.5)		668,939	677,674	(1.3)